Morgan Stanley Finance LLC Structured Investments

Free Writing Prospectus to Amendment No. 1 dated
February 10, 2025 relating to Preliminary Pricing
Supplement No. 6,484

Filed pursuant to Rule 433

Registration Statement Nos. 333-275587; 333-275587-01

February 7, 2025

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Market measure	ARK Innovation ETF (the “underlying”)
Pricing date*	February 28, 2025
Original issue date*	March 5, 2025
Face amount	$1,000 per security
Automatic call

If, on any calculation day, beginning on March 5, 2026, the fund closing price of the underlying is greater than or equal to the call threshold price, the securities will be automatically called for the applicable call payment on the related call settlement date.

Calculation days* and call premiums

Calculation Day

Call Premium†

March 5, 2026

At least 9.50% of the face amount

September 8, 2026

At least 14.25% of the face amount

March 5, 2027

At least 19.00% of the face amount

September 7, 2027

At least 23.75% of the face amount

March 6, 2028

At least 28.50% of the face amount

September 5, 2028

At least 33.25% of the face amount

February 28, 2029 (the “final calculation day”)

At least 38.00% of the face amount

†to be determined on the pricing date

Call settlement dates	Three business days after the applicable calculation day; provided that the call settlement date for the final calculation day is the maturity date.
Maturity payment amount (per security)	If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security as follows: if the ending price is less than the threshold price:
Maturity date*	March 5, 2029
Fund closing price:

The “fund closing price” for one share of the underlying (or one unit of any other security for which a fund closing price must be determined) on any trading day means the product of (i) the official closing price on such day published by the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the underlying (or any such other security) is listed or admitted to trading, and (ii) the adjustment factor on such trading day.

Starting price	The fund closing price on the pricing date
Ending price	The fund closing price on the final calculation day
Adjustment factor	1.0, subject to adjustment in the event of certain events affecting the underlying
Call threshold price	85% of the starting price
Threshold price	85% of the starting price
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $28.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61778CFE0
Tax considerations	See amended preliminary pricing supplement

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending price is less than the threshold price, you will receive less, and up to 85% less, than the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the underlying on the applicable calculation day significantly exceeds its call threshold price. You will not participate in any appreciation of the underlying.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $933.40, or within $33.40 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying amended preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Amended preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/895421/000183988225008101/ms6484_424b2-04227.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying amended preliminary pricing supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●The appreciation potential of the securities is limited by the call payment specified for each calculation day.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlying.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the final calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying

●An investment in the securities is subject to risks associated with actively managed funds.

●Risks associated with disruptive innovation companies.

●An investment in the securities is subject to risks associated with small-capitalization and micro-capitalization companies.

●There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities.

●The securities are subject to currency exchange risk.

●The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the net asset value per share of the underlying.

●The securities are subject to risks relating to cryptocurrencies and related investments.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying.

●Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the securities.

For more information about the underlying, including historical performance information, see the accompanying amended preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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